Exhibit 4.6

NOTICE OF MEETING

AND

MANAGEMENT INFORMATION CIRCULAR

FOR THE

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF

PHARMACAN CAPITAL CORP.

TO BE HELD ON

JUNE 28, 2016

DATED AS OF MAY 20, 2016

PHARMACAN CAPITAL CORP.

25 Adelaide Street East, Suite 1900

Toronto, Ontario, M5C 3A1

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the annual and special meeting (the “Meeting”) of the holders of common shares (“Shares”) of PharmaCan Capital Corp. (the “Corporation”) will be held at the registered office of the Corporation located at 25 Adelaide Street East, Suite 1900, Toronto, Ontario, M5C 3A1 at 2:00 p.m. (Toronto time) on Tuesday, June 28, 2016, for the following purposes:

1.                                    to receive the Corporation’s audited financial statements for the year ended December 31, 2016, together with the auditor’s report thereon;

2.                                    to elect directors of the Corporation for the ensuing year;

3.                                    to re-appoint MNP LLP, Chartered Accountants, as the auditors of the Corporation for the ensuing year and to authorize the board of directors of the Corporation to fix their remuneration;

4.                                    to consider, and if thought advisable, to pass, with or without variation, an ordinary resolution re- approving the Corporation’s 10% rolling stock option plan (the “Stock Option Plan”) as more fully described in the accompanying management information circular; and

5.                                    to transact such further and other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

The record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting is May 20, 2016 (the “Record Date”). Shareholders of the Corporation whose names have been entered in the register of shareholders at the close of business on that date will be entitled to receive notice of and to vote at the Meeting, provided that, to the extent a shareholder transfers the ownership of any of his shares after such date and the transferee of those shares establishes that he owns the shares and requests, not later than ten (10) days before the Meeting, to be included in the list of shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those shares at the Meeting.

A registered shareholder may attend the Meeting in person or may be represented by proxy. Shareholders who are unable to attend the Meeting or any adjournment thereof in person are requested to date, execute and return the accompanying form of proxy for use at the Meeting or any adjournment thereof. To be effective, the enclosed proxy must be mailed so as to reach or be deposited with TMX Equity Transfer Services, 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1, by 5:00 p.m. on June 24, 2016 or not later than forty-eight (48) hours (excluding Saturdays, Sundays and holidays in the Province of Ontario) preceding the time of the Meeting in the event of any adjournment or postponement thereof.

Shareholders may beneficially own common shares that are registered in the name of a broker, another intermediary or an agent of that broker or intermediary (“Non-Registered Shareholders”). Without specific instructions, intermediaries are prohibited from voting shares for their clients. If you are a Non- Registered Shareholder, it is vital that the voting instruction form provided to you by your broker, intermediary or its agent is returned according to their instructions sufficiently in advance of deadline specified by the broker, intermediary or its agent to ensure they are able to provide voting instructions on your behalf.

The persons named in the enclosed form of proxy are each a director and/or officer of the Corporation. Every shareholder has the right to appoint a person or company (who need not be a shareholder) to represent the shareholder at the Meeting other than the persons designated in the enclosed form of proxy. If the shareholder wishes to appoint a person or company other than the persons whose names are designated in the form of proxy, they may do so by inserting the name of the shareholder’s chosen proxyholder in the space provided in the form of proxy.

The instrument appointing a proxy shall be in writing and shall be executed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized.

DATED at the City of Toronto, in the Province of Ontario, this 20th day of May, 2016.

BY ORDER OF THE BOARD OF DIRECTORS

“Michael Gorenstein”

Michael Gorenstein
President and Chief Executive Officer

PHARMACAN CAPITAL CORP.

25 Adelaide Street East, Suite 1900

Toronto, Ontario, M5C 3A1

MANAGEMENT INFORMATION CIRCULAR

FOR THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 28, 2016

This management information circular (this “Circular”) is being furnished in connection with the solicitation, by management of PharmaCan Capital Corp. (the “Corporation”), of proxies for the annual and special meeting (the “Meeting”) of shareholders (the “Shareholders”) of the Corporation to be held on Tuesday, June 28, 2016 at the registered office of the Corporation located at 25 Adelaide Street East, Suite 1900, Toronto, Ontario, M5C 3A1 at 2:00 p.m. (Toronto time) and at any adjournment thereof for the purposes set forth in the enclosed notice of meeting (the “Notice”).

Unless otherwise indicated, the information contained in this Circular is given as at May 20, 2016.

Unless otherwise indicated, all references to “dollars” or “$” means Canadian dollars.

SOLICITATION OF PROXIES

Although, it is expected that management’s solicitation of proxies for the Meeting will be made primarily by mail, proxies may be solicited by directors, officers and employees of the Corporation personally or by telephone, fax, email or other similar means of communication. This solicitation of proxies for the Meeting is being made by or on behalf of the directors and management of the Corporation and the Corporation will bear the costs of this solicitation of proxies for the Meeting.

In accordance with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), arrangements have been made with the transfer agent, investment dealers, intermediaries, custodians, depositories and depository participants and other nominees to forward solicitation materials to the beneficial owners of the common shares (the “Shares”) of the Corporation. The Corporation will provide, without any cost to such person, upon request to the Chief Executive Officer of the Corporation, additional copies of the foregoing documents for this purpose.

REGISTERED SHAREHOLDERS VOTING BY PROXY

Enclosed with this Circular is a form of proxy. The persons named in the enclosed form of proxy are officers and/or directors of the Corporation. Every Shareholder of the Corporation has the right to appoint a person (who need not be a shareholder of the Corporation) other than the persons already named in the enclosed form of proxy to represent such shareholder of the Corporation at the Meeting by striking out the printed names of such persons and inserting the name of such other person in the blank space provided therein for that purpose. In order to be valid, a proxy must be received by TMX Equity Transfer Services, 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1, by 5:00 p.m. on June 24, 2016, or in the event of an adjournment or postponement of the Meeting, no later than forty-eight (48) hours (excluding Saturdays, Sundays and holidays in Ontario) before the time for holding the adjourned or postponed Meeting.

Shareholders may also elect to vote electronically in respect of any matter to be acted upon at the Meeting. Votes cast electronically are in all respects equivalent to, and will be treated in the exact same manner as, votes cast via a paper form of proxy. To vote electronically, registered shareholders are asked to go to the website shown on the form of proxy and follow the instructions on the screen. Please note that each shareholder exercising the electronic voting option will need to refer to the control number indicated on their proxy form to identify themselves in the electronic voting system. Shareholders should also refer to the instructions on the proxy form for information regarding the deadline for voting shares electronically. If a Shareholder votes electronically he or she is asked not to return the paper form of proxy by mail.

In order to be effective, a form of proxy must be executed by a shareholder exactly as his or her name appears on the register of shareholders of the Corporation. Additional execution instructions are set out in the notes to the form of proxy. The proxy must also be dated where indicated. If the date is not completed, the proxy will be deemed to be dated on the day on which it was mailed to shareholders.

The management representatives designated in the enclosed form of proxy will vote the Shares in respect of which they are appointed proxy in accordance with the instructions of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the Shares will be voted accordingly. In the absence of such direction, such Shares will be voted by the management representatives named in such form of proxy in favour of each of the matters referred to in the Notice and will be voted by such representatives on all other matters which may come before the Meeting in their discretion.

THE ENCLOSED FORM OF PROXY, WHEN PROPERLY SIGNED, CONFERS DISCRETIONARY VOTING AUTHORITY ON THOSE PERSONS DESIGNATED THEREIN WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

At the time of printing of this Circular, management of the Corporation know of no such amendment, variation or other matters to come before the Meeting other than the matters referred to in the Notice and this Circular. However, if any matters which are not now known to management of the Corporation should properly come before the Meeting, the Shares represented by proxies in favour of the Management Nominees will be voted on such matters in accordance with the best judgement of the Management Nominee.

ADVICE TO NON-REGISTERED SHAREHOLDERS

Only registered shareholders of the Corporation, or the persons they appoint as their proxies, are entitled to attend and vote at the Meeting. However, in many cases, Shares beneficially owned by a person (a “Non-Registered Shareholder”) are registered either:

(a)                               in the name of an intermediary (an “Intermediary”) with whom the Non-Registered Shareholder deals in respect of the Shares (Intermediaries include, among others, banks, trust companies, investment dealers or brokers, trustees or administrators of a self- administered registered retirement savings plan, registered retirement income fund, registered education savings plan and similar plans); or

(b)                              in the name of a clearing agency (such as The Canadian Depository for Securities Limited, in Canada, and the Depositary Trust Company, in the United States) of which the Intermediary is a participant.

In accordance with the requirements of NI 54-101, the Corporation has distributed copies of the Notice, this Circular and its form of proxy (collectively, the “Meeting Materials”) to the Intermediaries and clearing agencies for onward distribution to Non-Registered Shareholders. Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless the Non-Registered Shareholders have waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(a)                               be given a voting instruction form which must be completed and returned by the Non- Registered Shareholder in accordance with the directions printed on the form (in some cases, the completion of the voting instruction form by telephone, facsimile or over the Internet is permitted) or

(b)                              be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with TMX Equity Transfer Services, 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Shares they beneficially own. Should a Non-Registered Shareholder who receives either a voting instruction form or a form of proxy wish to attend the Meeting and vote in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the names of the persons named in the form of proxy and insert the Non-Registered Shareholder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the directions indicated on the form. If you are a Non-Registered Shareholder, and we or our agent has sent these materials directly to you, your name and address and information  about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediaries and their service companies, including those regarding when and where the voting instruction form or the proxy is to be delivered.

REVOCATION OF PROXIES

A registered shareholder of the Corporation who has submitted a proxy may revoke it by:

(a)                               depositing an instrument in writing signed by the registered shareholder or by an attorney authorized in writing or, if the registered shareholder is a corporation, by a duly authorized officer or attorney, either:

(i)          at the registered office of the Corporation, located at 25 Adelaide Street East, Suite 1900, Toronto, Ontario, M5C 3A1, by 5:00 p.m. on June 24, 2016 or in the event of an adjournment or postponement of the Meeting, no later than 48 hours (excluding Saturday, Sunday and holidays in Ontario) before the time for holding the adjournment or postponement Meeting; or

(ii)                              with the Chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting;

(b)                              transmitting, by telephonic or electronic means, a revocation that complies with (i) or (ii) above and that is signed by electronic signature provided that the means of electronic signature permit a reliable determination that the document was created or communicated by or on behalf of the registered shareholder or the attorney, as the case may be; or

(c)                               in any other manner permitted by law.

A Non-Registered Shareholder who has submitted voting instructions to an Intermediary should contact their Intermediary for information with respect to revoking their voting instructions.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person who has been a director or an officer of the Corporation at any time since the beginning of its last completed financial year or any associate of any such director or officer has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the meeting, except as disclosed in this Circular.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Corporation is authorized to issue an unlimited number of Shares. Each Share entitles the holder of record to notice of and one vote on all matters to come before the Meeting. No group of shareholders has the right to elect a specified number of directors nor are there cumulative or similar voting rights attached to the Shares of the Corporation.

The directors of the Corporation have fixed May 20, 2016 as the record date (the “Record Date”) for determination of the persons entitled to receive notice of the Meeting. Shareholders of record as of the Record Date are entitled to vote their Shares except to the extent that they have transferred the ownership of any of their Shares after the Record Date, and the transferees of those Shares produce properly endorsed share certificates or otherwise establish that they own the Shares, and demand, not later than ten (10) days before the Meeting, that their name be included in the shareholder list before the Meeting, in which case the transferees are entitled to vote their Shares at the Meeting.

As of the date of this Circular, 53,771,207 Shares are issued and outstanding.

To the knowledge of the directors and officers of the Corporation, as of the date of this Circular, no person or company beneficially owned, directly or indirectly, or exercised control or direction over, voting shares of the Corporation carrying more than ten percent (10%) of the voting rights attached to all shares of the Corporation, except as set out in the table below:

Name	Number of Shares Beneficially Held	Percentage of Outstanding Shares
Chesapeake Partners Management Co. Inc.	6,531,478	12.15%

PARTICULARS OF MATTERS TO BE ACTED UPON

To the knowledge of the Corporation’s directors, the only matters to be placed before the Meeting are those set forth in the accompanying Notice of Meeting relating to: (a) receiving the audited financial statements of the Corporation for the year ended December 31, 2015; (b) the election of directors for the ensuing year; (c) re-appointment of MNP LLP, Chartered Accountants, as auditors of the Corporation; and (d) re-approval of the Corporation’s Stock Option Plan.

Audited Financial Statements

The Corporation’s financial statements for the fiscal year ended December 31, 2015, and the report of the auditors thereon, have been filed on www.sedar.com and have been sent to registered and beneficial shareholders who have requested copies thereof using the request form accompanying this Circular and will be submitted to the meeting of shareholders. Receipt at the Meeting of the auditors’ report and the Corporation’s financial statements for this fiscal period will not constitute approval or disapproval of any matters referred to therein, and no action is required to be taken by Shareholders thereon.

Election of Directors

Pursuant to the Corporation’s constating documents, the board of directors of the Corporation (the “Board” or “Board of Directors”) may be comprised of a minimum of one (1) director and a maximum of ten (10) directors to be elected annually. Shareholders will be asked to elect three (3) directors at the Meeting. Each director elected will hold office until the close of the next annual meeting of the Shareholders or until his successor is appointed or elected.

The following table and the notes thereto set out the names of each nominee for election as a director of the Corporation as well as their province of residence, principal occupation, business or employment, the year they first became a director of the Corporation and the approximate number of voting securities of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them as of the date hereof.

Name, Position, Province of Residence	Principal Occupation	Date Elected or Appointed Director	Shares Owned or Controlled(1)
Michael Krestell(2), Director, Vaughan, Ontario	President, M Partners Inc.	December 10, 2014	770(3)
Michael Gorenstein(2), Director, New York City, New York	President Corp. and CEO, PharmaCan Capital	November 6, 2015	456,140
Alan Friedman(2)(4), Director, Toronto, Ontario	President and CEO of Rivonia Capital Inc. Executive Vice-President of Adira Energy Ltd. since August 2009 and Eco (Atlantic) Oil & Gas Ltd. since December 2011.	August 21, 2012	213,689

Notes:

(1)           Information as to Shares beneficially owned, not being within the  knowledge  of  the  Corporation,  has  been  furnished by the respective directors and does not include Shares that may be acquired upon exercise of stock options. See “Statement of Executive Compensation”.

(2)           Member of the Audit Committee of which Michael Krestell is the Chairman.

(3)           In addition, Michael Krestell is a shareholders of an entity which holds an aggregate of 5,474 shares of the Corporation.

(4)           Member of the Compensation Committee.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE ELECTION OF THE ABOVE-NAMED NOMINEES, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT THE SHARES ARE TO BE WITHHELD FROM VOTING IN RESPECT THEREOF. Management does not contemplate that any of the nominees will be unable to serve as a director of the Corporation for the ensuing year, however, IF A NOMINEE IS FOR ANY REASON UNAVAILABLE TO SERVE AS A DIRECTOR OF THE CORPORATION FOR ANY REASON AT OR PRIOR TO THE MEETING OR ANY ADJOURNMENT THEREOF,  PROXIES IN FAVOUR OF MANAGEMENT WILL BE VOTED IN FAVOUR OF THE REMAINING NOMINEES AND MAY BE VOTED FOR THE ELECTION OF ANY  PERSON OR PERSONS IN PLACE OF ANY NOMINEES UNABLE TO SERVE AT THE DISCRETION OF THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY.

To the knowledge of the Corporation, other than as set out herein, no proposed director is, as at the date of this Circular, or has been, within ten (10) years before the date of this Circular:

(a)                               a director, chief executive officer or chief financial officer of any company (including the Corporation) that,

(i)                                  was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)                              was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer, or

(b)                              a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)                               become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

To the knowledge of the Corporation, no director or proposed director has been subject to:

(a)                               any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)                              any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Appointment of Auditors

Shareholders are being asked to re-appoint MNP LLP, Chartered Accountants (“MNP”), to act as auditors of the Corporation until the next annual meeting of shareholders. PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE APPOINTMENT OF MNP, AS AUDITORS OF THE CORPORATION TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND THE AUTHORIZATION OF THE DIRECTORS TO FIX THEIR REMUNERATION UNLESS A SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS OR HER SHARES ARE TO BE WITHHELD FROM VOTING IN RESPECT OF THE APPOINTMENT OF MNP.

MNP were first appointed as auditors for the Corporation on May 5, 2014.

Re-Approval of Stock Option Plan

The Corporation has in place a “rolling” stock option plan (the “Stock Option Plan”) which was last approved by the shareholders of the Corporation on June 20, 2015. A copy of the Stock Option Plan is attached to this Circular as Schedule “A”. The Stock Option Plan is a “rolling” stock option plan, pursuant to which the number of common shares that may be issued upon exercise of options may not exceed 10% of the issued and outstanding common shares on a non-diluted basis at any time and such aggregate number of common shares automatically increases or decreases as the number of issued and outstanding common shares of the Corporation changes. Pursuant to the policies of the TSX Venture Exchange (the “Exchange”) “rolling” stock option plans which reserve a percentage of a Company’s issued and outstanding shares for grant require annual approval of a majority of the shareholders present in person or by proxy at the company’s annual shareholder meeting.

Summary Terms of the Stock Option Plan

The purpose of the Stock Option Plan is to attract, retain and motivate directors, senior officers, employees and other service providers by providing them with the opportunity, through stock options, to acquire a proprietary interest in the Corporation and benefit from the growth of the Corporation. Options issued under the Stock Option Plan are non-assignable and non-transferable.

Options to purchase up to 10% of the total number of Common Shares issued and outstanding at the date of any grant are issuable pursuant to the Stock Option Plan. This is a “rolling” plan ceiling as the number of options which may be granted pursuant to the Stock Option Plan will increase as the number of Common Shares which are issued and outstanding increases. If an option expires or is otherwise terminated for any reason, the number of Common Shares in respect of that expired or terminated option shall again be available for the purposes of the Stock Option Plan.

Without disinterested shareholder approval: (i) the number of Common Shares reserved for issuance pursuant to the Stock Option Plan, and all other compensation or incentive mechanisms involving the issuance or potential issuance of Common Shares to insiders shall not exceed 10% of the outstanding Common Shares at the time of granting the Options; (ii) the number of Common Shares which may be issued to insiders within a one-year period shall not exceed 10% of the outstanding Common Shares at the time of granting the Options; (iii) the number of Common Shares which may be issued to any one insider and such insider’s associates within a one-year period shall not exceed 5% of the outstanding Common Shares at the time of granting the Options; and (iv) no reduction shall be made in the exercise price of the Options granted to any person who is an insider at the time of the proposed reduction.

The Stock Option Plan is administered by the Board or a committee established by the Board for that purpose (the “Committee”). The Stock Option Plan may be amended, subject to regulatory and shareholder approval, as applicable, or discontinued by the Board or the Committee at any time, but such amendment or discontinuance will generally not alter the terms or conditions of any option awarded prior to the date of such amendment or termination. Any option outstanding when the Stock Option Plan is amended or terminated will remain in effect until it is exercised or expires or is otherwise terminated in accordance with the provisions of the Stock Option Plan.

The Stock Option Plan provides that other terms and conditions, including vesting provisions, may be attached to a particular stock option at the discretion of the Board. All option grants are to be evidenced by the execution of an option agreement between the Corporation and the optionee which shall give effect to the provisions of the Stock Option Plan.

Options may be granted under the Stock Option Plan only to directors, officers, employees and other service providers of the Corporation subject to the rules and regulations of applicable regulatory authorities and the Exchange. The aggregate number of Common Shares which may be reserved for issuance to any one individual under the Stock Option Plan within any 12 month period shall not exceed 5% of the Common Shares issued and outstanding at the date of the grant (on a non-diluted basis).

Options granted under the Stock Option Plan will be for a term not to exceed five years from the date of their grant. In the event an optionee ceases to be a director, officer, employee or service provider of the Corporation (other than by reason of death), the stock option (to the extent that such optionee was entitled to exercise such options at the date of such termination) will expire on the earlier of the expiry date stated in the option agreement executed in respect to such grant and 90 days following the date of termination.

In the event of death of an optionee, the option will be exercisable by the personal representatives of the optionee within, the period of 180 days from the optionee’s death.

The price at which an optionee may purchase a Common Share upon the exercise of an option will be as set forth in the option agreement executed in respect of such option and, in any event, will not be less than the market price of the Common Shares as of the date of the grant of the stock option (the “Grant Date”) less any discounts from the market price allowed by the Exchange, subject to a minimum exercise price of

$0.10. The market price of the Common Shares means the closing price on the last trading day immediately preceding the Grant Date.

Common Shares will not be issued pursuant to options granted under the Stock Option Plan until they have been fully paid for.

Management is of the opinion that the Stock Option Plan is beneficial to the Corporation as it provides  the Corporation with flexibility to grant options and permits the Corporation to continue to attract, retain and motivate directors, senior officers, employees and other service providers.

At the Meeting, Shareholders will be asked to vote on the following ordinary resolution (the “Stock Option Resolution”):

“BE IT RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

1.            the Stock Option Plan of the Corporation attached as Schedule “A” to the Circular dated May 20, 2016 is hereby approved, ratified and confirmed, subject to applicable regulatory approval;

2.            the form of the Stock Option Plan may be amended in order to satisfy the requirements or requests of any regulatory authorities without requiring further approval of the shareholders of the Corporation;

3.            any one or more of the directors and officers of the Corporation be authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Corporation or otherwise, all such documents and other writings, including treasury orders, stock exchange and securities commissions forms, as may be required to give effect to the true intent of this resolution.”

Shareholders are being asked to vote “FOR” the resolution approving the Stock Option Resolution. To be effective, the Plan must be approved by not less than a majority of the votes cast by the holders of Shares present in person, or represented by proxy, at the Meeting. UNLESS OTHERWISE INDICATED, THE PERSONS DESIGNATED AS PROXY HOLDERS IN THE ACCOMPANYING FORM OF PROXY WILL VOTE THE SHARES REPRESENTED BY SUCH FORM OF PROXY, PROPERLY EXECUTED, FOR THE APPROVAL OF THE STOCK OPTION RESOLUTION.

STATEMENT OF EXECUTIVE COMPENSATION

Interpretation

National Instrument 51-102 - Continuous Disclosure Obligations (“NI 51-102”) defines “Executive Officer” to mean, for a reporting issuer, an individual who is,

(a)                               a chair, vice-chair, or president;

(b)                              a chief executive officer or chief financial officer;

(c)                               a vice-president in charge of a principal business unit, division or function including sales, finance or production, or

(d)                              performing a policy-making function in respect of the issuer.

Form 51-102F6 - Statement of Executive Compensation (“Form 51-102F6”) further defines the following:

(a)                               “CEO” means each individual who acted as chief executive officer of the Corporation or acted in a similar capacity, for any part of the most recently completed financial year;

(b)                              “CFO” means each individual who acted as chief financial officer of the Corporation or acted in a similar capacity for any part of the most recently completed financial year;

(c)                               “Named Executive Officers” or “NEOs” means the following individuals:

(i)                                  CEO;

(ii)                              CFO;

(iii)                          each of the Corporation’s three most highly compensated executive officers, other than the CEO and CFO at the end of the most recently completed financial year and whose total compensation exceeds $150,000; and

(iv)                          each individual who would be a NEO under (iii) except that the individual was neither an executive officer of the Corporation nor acting in a similar capacity at the end of the most recently completed financial year end.

Named Executive Officers

During the financial year ended December 31, 2015, the following individuals acted as Named Executive Officers of the Corporation:

•                                         Paul Rosen, President, CEO; and

•                                         Glen A. Huber, CFO

Paul Rosen resigned as an officer and director of the Corporation on May 13, 2016.

Compensation Discussion and Analysis

Compensation Discussion and Analysis describes, in accordance with NI 51-102 the compensation paid, payable, awarded, granted, given or otherwise provided, directly or indirectly, by the Corporation, to each NEO. This section also identifies the objectives and material elements of compensation awarded to the NEOs and the reasons for the compensation. For a complete understanding of the executive compensation program, this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and other executive compensation-related disclosure included in this Information Circular.

The board’s assessment of corporate performance is based on a number of qualitative and quantitative factors including execution of on-going projects and transactions, and progress on key growth initiatives.

How the Corporation Determines Compensation

Based on the recommendations of the Compensation Committee, the directors of the Corporation as a whole are responsible for determining the compensation paid to the executive officers and directors of the Corporation.

The philosophy of the Compensation Committee is to determine compensation for the Corporation’s executive officers relative to the performance of the Corporation in executing on its objectives. The services of the Corporation’s NEOs at the end of the most recently completed financial year were provided to the Corporation pursuant to employment and consulting agreements which provide for the fixed compensation to be paid to the aforementioned NEOs. The NEOs are also eligible to receive performance-based incentive compensation. Other officers may receive both fixed compensation and performance-based variable incentive compensation, which together represents total direct compensation (“Total Direct Compensation”).

The Compensation Committee’s assessment of corporate performance is based on a number of qualitative and quantitative factors including execution of on-going projects and transactions, safety, operational performance and progress on key growth initiatives. The NEOs do not automatically receive any particular award based on the Compensation Committee’s determination of the overall performance of the Corporation, but rather the determination establishes the background for the Compensation Committee’s subsequent review of the NEOs’ individual performance.

The Compensation Committee of the Board of Directors is currently comprised of Alan Friedman, an  independent member of the Compensation Committee within the meaning of section 1.4 of National Instrument 52-110 – Audit Committees (“NI 52-110”).

Objectives of the Compensation Program

The objectives of the compensation program of the Corporation are:

•                                         to reward individual contributions in light of overall business results;

•                                         to align the interests of the executives with the interests of the shareholders; and

•                                         to attract and retain executives who can help the Corporation achieve its objectives.

Elements of Executive Compensation

The NEOs are paid a fixed salary pursuant to consulting/employment agreements.

Stock options are designed to motivate executives and directors to achieve positive business results and align their interests with those of the shareholders. Participants benefit only if the market value of the Corporation’s Common Shares at the time of a stock option exercise is greater than the exercise price of the stock options at the time of the relevant grant. Stock options vest in such manner as the Board may determine.

Determination of Compensation

Rather than strictly applying formulas and weightings to forward-looking performance objectives, which may lead to unintended consequences for compensation purposes, the Board exercises its discretion and uses sound judgment in making compensation determinations. For this reason, the Board does not measure performance using any pre-set formulas in determining compensation awards for NEOs.

The Board’s comprehensive assessment of the overall business performance of the Corporation, including corporate performance against objectives (both quantitative and qualitative), business circumstances and, where appropriate, relative performance against peers, provides the context for individual executive officer evaluations for all direct compensation awards.

Stock Options

Stock Option Granting Process

Generally, stock option grants are determined on an ad hoc basis. The CEO makes recommendations to the Compensation Committee regarding individual stock option awards for all recipients, other than the CEO and the Board of Directors. The Compensation Committee makes recommendations to the Board regarding stock options for the CEO and the Board of Directors. The Compensation Committee considers relevant market data and other information in order to determine the CEO’s stock option grant recommendation to the Board.

The Compensation Committee reviews the appropriateness of the stock option grant recommendations from the CEO for all eligible employees and accepts or adjusts these recommendations. The Compensation Committee is responsible for approving all individual stock option grants, including grants that are awarded outside the annual compensation deliberation process for such things as promotions or new hires. The Compensation Committee is also responsible for recommending to the Board for its approval any stock option grants for executive officers.

The Compensation Committee approves or recommends compensation awards, including stock option grants, which are not contingent on the number, term or current value of other outstanding compensation previously awarded to the individual.

Other Compensation

Executive officers may receive other benefits that the Corporation believes are reasonable and consistent with its overall executive compensation program. These benefits, which are based on competitive market practices, support the attraction and retention of executive officers. The principal benefit offered is a group health and dental plan.

Financial Instruments

The Corporation does not have a policy which prohibits NEOs and directors of the Corporation from personally purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by a NEO or director.

Summary Compensation Table

The following table provides a summary of total compensation for each NEO, for services rendered in all capacities to the Corporation for the fiscal year ended December 31, 2015. As permitted under amended Form 51-102F6 under NI 51-102, information has only been provided with respect to the fiscal years of the Corporation since incorporation. The Corporation does not have any pension plans, long-term non- equity incentive plans or deferred compensation plans. In addition, the Corporation does not currently have any plans or arrangements in place that provide for share-based awards.

Name and principal position	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compensation ($)	Total compensation ($)
					Annual incentive plans	Long- term incentive plans
Paul Rosen, President, CEO(2)	2015 2014	$158,249 $237,885	$Nil $Nil	$Nil $370,558	$Nil $Nil	$Nil $Nil	$Nil $Nil	$39,000(1) $30,000(1)	$197,249 $638,442
Glen A. Huber, CFO(2)	2015 2014	$68,985 $68,471	$Nil $Nil	$Nil $190,776	$Nil $Nil	$Nil $Nil	$Nil $ Nil	$ 39,000(1) $ Nil	$107,985 $259,247

Notes:

(1)    Amounts represent director’s fees paid to the NEO.

(2)    Each of the NEOs is employed by the Corporation pursuant to an employment or consulting contract which sets out the NEO’s base salary and target bonus entitlements.

Incentive Plan Awards – NEOs

Outstanding Option-based and Share-based awards as at December 31, 2015

The following table sets out for each Named Executive Officers all option-based awards and share-based awards outstanding at the end of the year ended December 31, 2015:

	Option-based Awards				Share-based Awards
NEO Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options (1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Paul Rosen	106,695	$0.23	October 1, 2016	$34,142	Nil	$ Nil	$ Nil
	106,695	$0.70	January 30, 2017	$Nil
	149,560	$1.15	October 15, 2017	$ Nil
	100,000	$1.15	December 17, 2017	$Nil
Glen A. Huber	106,695	$1.15	September 19, 2017	$ Nil	Nil	$ Nil	$ Nil
	65,000	$1.15	December 17, 2017	$Nil

Notes:

(1)                                  Based on the Corporation’s closing share price of $0.315 on December 31, 2015.

Incentive Plan Awards – Value Vested or Earned During the Year Ended December 31, 2015

The following table sets out for each Named Executive Officers, the value of option-based awards and share-based awards which vested during the year ended December 31, 2015 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2015:

Name	Option-based awards – Value vested during the year ($)(1)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Paul Rosen	$Nil	$ Nil	$ Nil
Glen A. Huber	$Nil	$ Nil	$ Nil

Note:

(1)                                  All options vested immediately upon issue.

Pension Plan Benefits

The Corporation does not have any pension plans that provide for payments or benefits at, following, or in connection with retirement or provide for retirement or deferred compensation plans.

Employment Agreement, Termination and Change of Control Benefits

The Corporation entered into an employment agreement (the “Rosen Employment Agreement”) dated August 1, 2014 with Paul Rosen. The term of the Rosen Employment Agreement is two (2) years. Pursuant to the Rosen Employment Agreement, Mr. Rosen agreed to act in the capacity of President and Chief Executive Officer of the Corporation. The Rosen Employment Agreement provides for a salary of

$150,000 per year for acting such capacity plus the reimbursement for parking, all reasonable fees and dues for professional associations or memberships as well as all out of pocket expenses incurred in connection with Mr. Rosen’s duties to the Corporation. The Rosen Employment Agreement was terminated by mutual agreement on May 13, 2016.

The Corporation entered into a financial advisory services agreement (the “CFO Agreement”) dated September 24, 2014 with Brett Management Inc. Pursuant to the CFO Agreement, Mr. Huber agreed to act in the capacity of Chief Financial Officer of the Corporation. The term of the CFO Agreement is indefinite. The CFO Agreement provides for a fee equal to the greater of $3,500 per month, or an hourly fee of $350 for services provided to the Corporation for acting in such capacity plus the reimbursement for parking, all reasonable fees and out of pocket expenses incurred in connection with Mr. Huber’s duties to the Corporation. Mr. Huber will also be eligible to participate in any employee benefit plan, program or arrangement salary shall be reviewed annually by, and may be increased at the sole discretion of the Board.

Termination Without Cause

If a NEO is terminated without cause, the Corporation may be obligated to make payments or provide benefits to the NEO. A termination without cause means a termination of a NEO for any reason other than the following, each of which provides “Just Cause” for termination:

(1)                              The failure by the NEO to perform his or her duties according to the terms of his or her employment agreement or to perform in a manner satisfactory to the Board after the Corporation has given the NEO reasonable notice of this failure as well as a reasonable opportunity to correct this failure; however, any such failure:

(a)                               that follows a diminution in his or her position or duties or responsibilities, or

(b)                              that results from a disability of the NEO,

is not considered a failure for purposes of this section;

(2)                              The engagement by the NEO in any act that is materially harmful to the Corporation;

(3)                              The engagement by the NEO in any illegal conduct or any act of dishonesty which benefits the NEO at the Corporation’s expense including but not limited to the failure by the NEO to:

(a)                               honour his or her fiduciary duties to the Corporation; and

(b)                              fulfill his or her duty to act in the Corporation’s best interests;

(4)                              The failure of the NEO to abide by the terms of any resolution passed by the Board; or

(5)                              The failure of the NEO to abide by the Corporation’s policies, procedures and codes of conduct.

Amounts Payable Upon Termination

Rosen Employment Agreement

Upon any instance of termination without cause, the Corporation is required to pay Mr. Rosen an amount equal to the greater of (i) one year’s base salary, or (ii) the balance of the salary otherwise payable on the remaining term.

Director Compensation

Director Compensation Table

The following table sets forth information concerning the annual and long term compensation in respect of the directors of the Corporation, other than the NEOs, during the financial year ended December 31, 2015:

Name and principal position	Fees Earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Lorne Michael Gertner(3)	$ 39,000	$Nil	$Nil	$Nil	$Nil	$Nil	$39,000
Michael Howard Krestell	$ 39,000	$Nil	$Nil	$Nil	$Nil	$Nil	$39,000
Steven Isenberg(1)	$39,000	$Nil	$Nil	$Nil	$Nil	$Nil	$39,000
Ryan Roebuck(2)	$Nil	$Nil	$Nil	$Nil	$Nil	$Nil	$Nil
Alan Friedman	$39,000	$Nil	$Nil	$Nil	$Nil	$Nil	$39,000
Michael Gorenstein	$6,000	$Nil	$Nil	$Nil	$Nil	$Nil	$6,000

Notes:

(1)           Steven Isenberg resigned as a director of the Corporation on January 15, 2016.

(2)           Ryan Roebuck resigned as a director of the Corporation on November 6, 2015.

(3)           Lorne Gertner resigned as a director of the Corporation on May 19, 2016.

Material Factors Necessary to Understand Director Compensation

There were no standard or other arrangements under which independent directors of the  Corporation were compensated in their capacity solely as directors during the financial year ended December 31, 2015. Certain consultants of the Corporation who were also directors of the Corporation received compensation in their capacity as consultants to the Corporation.

Directors who are executive officers of the Corporation or who are not otherwise “independent” for the purposes of National Instrument 52-110 will not receive any compensation for serving as directors or for serving on any committees of directors other than options.

Directors’ Option-based Awards

All directors are entitled to participate in the Corporation’s stock option plan. During the financial year ended December 31, 2015, no options to purchase Shares were granted to directors (other than Named Executive Officers). During such financial year, no options to purchase Shares were exercised by directors, including Named Executive Officers. As at December 31, 2015, the Corporation had outstanding options to purchase an aggregate of 1,648,569 shares, of which 1,092,058 were issued to the directors and 634,645 were issued to the Named Executive Officers.

Outstanding Option-based and Share-based awards as at December 31, 2015

The following table sets out for each director (other than Named Executive Officers) all option-based awards and share-based awards outstanding at the end of the year ended December 31, 2015:

Director Name	Option-based Awards				Share-based Awards
	Number of	Option	Option	Value of	Number of	Market or	Market or payout
	securities	exercise	expiration date	unexercised	shares or units	payout value	value of vested
	underlying	price		in-the-money	of shares that	of share-	share-based awards
	unexercised	($)		options (1)	have not	based awards	not paid out or
	options			($)	vested	that have not	distributed
	(#)				(#)	vested	($)
						($)
Lorne M. Gertner(5)	106,695	$0.23	October 1, 2016	$34,142	Nil	$Nil	$Nil
	106,695	$0.70	January 30, 2017	$Nil
	149,560	$1.15	October 15, 2017	$Nil
	100,000	$1.15	December 17, 2017	$Nil
Michael Krestell	32,008	$0.23	October 1, 2016	$10,243	Nil	$Nil	$Nil
	32,008	$0.70	January 30, 2017	$Nil
	65,000	$1.15	December 17, 2017	$Nil
Alan Friedman	27,500	$1.15	December 17, 2017	$Nil	Nil	$Nil	$Nil
Ryan Roebuck(2)	27,500	$1.15	December 17, 2017	$Nil	Nil	$Nil	$Nil
Steve Isenberg(3)	65,000	$1.15	December 17, 2017	$Nil	Nil	$Nil	$Nil
Michael Gorenstein(4)	Nil	$Nil	N/A	$Nil	Nil	$Nil	$Nil

Notes:

(1)           Based on the Corporation’s Closing share price of $0.315 on December 31, 2015.

(2)           Ryan Roebuck resigned as a director of the Corporation on November 6, 2015.

(3)           Steve Isenberg resigned as a director of the Corporation on January 15, 2016.

(4)           Michael Gorenstein was appointed as a director of the Corporation on November 6, 2015.

(5)           Lorne Michael Gertner resigned as a director of the Corporation on May 19, 2016.

Incentive Plan Awards – Value Vested or Earned During the Year Ended December 31, 2015

The following table sets out for each director (other than Named Executive Officers), the value of option-based awards and share-based awards which vested during the year ended December 31, 2015 and the value of non-quity incentive plan compensation earning during the year ended December 31, 2015:

Name	Option-based awards – Value vested during the year ($)(1)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Lorne M. Gertner	$Nil	$Nil	$Nil
Michael Krestell	$Nil	$Nil	$Nil
Alan Friedman	$Nil	$Nil	$Nil
Ryan Roebuck(2)	$Nil	$Nil	$Nil
Steve Isenberg(3)	$Nil	$Nil	$Nil
Michael Gorenstein	$Nil	$Nil	$Nil

Notes:

(1)           Ryan Roebuck resigned as a director of the Corporation on November 6, 2015.

(2)           Steve Isenberg resigned as a director of the Corporation on January 15, 2016.

(3)           Lorne Michael Gertner resigned as a director of the Corporation on May 19, 2016.

EQUITY COMPENSATION PLANS

The following table sets forth summary information regarding the Plan as at December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	17,405,425	$0.29	N/A
Equity compensation plans not approved by securityholders	Nil	N/A	N/A
Total	17,405,425	$0.27	N/A

AUDIT COMMITTEE

NI 52-110 requires that certain information regarding the audit committee of a “venture issuer” (as that term is defined in NI 52-110) be included in this Circular sent to shareholders in connection with this annual Meeting.

Audit Committee Charter

The full text of the Corporation’s Audit Committee charter is attached hereto as Schedule “B” to this Circular.

Composition of the Audit Committee

The members of the Audit Committee are Michael Krestell,  Alan Friedman and Michael Gorenstein,  all of whom are considered independent and all of whom are financially literate pursuant to NI 52-110 – Audit Committees (“NI 52-110”).

Relevant Education and Experience

Michael Krestell

Mr. Krestell is President of M Partners Inc., a Canadian investment dealer, since 2013. Prior thereto, Mr. Krestell was MD Research at M Partners Inc. from 2007 and an analyst at M Partners Inc. covering the merchandising and consumer products sector from 2005 to 2007. In 2009, Mr. Krestell received a Starmine award by being the number 4 ranked stock picker in Canada. Mr. Krestell received an MBA with distinction from the Schulich School of Business specializing in Finance and Strategic Management and he is a CFA charterholder.

Alan Friedman

Mr. Friedman has been a director of Adira Energy Ltd. since August 2009 and Eco (Atlantic) Oil & Gas Ltd. since December 2011. Mr. Friedman is an attorney and has played an integral role in the acquisition of various resource assets, financings and go-public transactions onto the Toronto Stock Exchange. He was a co-founder and previous director of Auryx Gold Corp., a Toronto Stock Exchange listed Namibian gold exploration company, before it was sold to B2Gold Corp. for approximately $160 million in 2011. Since September 2006, Mr. Friedman has also been the President and CEO of Rivonia Capital Inc. a Canadian corporation providing market structuring, capital planning and administrative management services to private and public resource companies.

Michael Gorenstein

Mr. Gorenstein is a partner at Alphabet Ventures LLC, a multi-strategy investment management firm located in New York City. Prior to Alphabet Management, Michael was the VP and General Counsel of Saiers Capital LLC and a corporate attorney at Sullivan & Cromwell where he focused on Mergers and Acquisitions and Capital Market transactions. Michael graduated from the University of Pennsylvania Law School with a JD, the Wharton School at University of Pennsylvania with a certificate in BEPP and the Kelley School of Business at Indiana University with a BSB in Finance.

Audit Committee Oversight

At no time since the commencement of the Corporation’s most recently completed financial year was a recommendation by the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

Subject to the requirements of NI 52-110, the engagement of non-audit services is considered by the Audit Committee and, where applicable, the Corporation’s Board, on a case-by-case basis.

Auditor Service Fees

The following table provides detail in respect of audit, audit related, tax and other fees billed by the Corporation to the external auditors for professional services provided to the Corporation and its subsidiaries:

	2015	2014
Audit fees	$68,500	$100,000
Audit-related fees	$Nil	$20,000
Tax fees	$3,000	$10,000
Other fees	$117,750	$90,000
Total	$189,250	$220,000

Audit Fees: Audit fees were paid for professional services rendered by the auditors for the audit of the Corporation’s annual financial statements as well as services provided in connection with statutory and regulatory filings.

Audit-Related Fees: Audit-related fees were paid for professional services rendered by the auditors and were comprised primarily of the reading of quarterly financial statements.

Tax Fees: Tax fees were paid for tax compliance, tax advice and tax planning professional services. These services included preparing and/or reviewing tax returns.

All Other Fees: Fees such as those payable for professional services which include bookkeeping, accounting advice, primarily relating to preparation of IFRS compliant financial statements, and preparation of management’s discussion and analysis, and due diligence.

Exemption

The Corporation is relying on the exemption from the requirements of Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) as set out in section 6.1 of NI 52-110.

CORPORATE GOVERNANCE

The Corporation’s disclosure of corporate governance practices pursuant to National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) is set out below in the form required by Form 58-101F2 – Corporate Governance Disclosure (Venture Issuers).

Board of Directors

The Board of Directors is responsible for the stewardship of the Corporation and for the supervision of management to protect shareholder interests. The Board oversees the development of the Corporation’s strategic plan and the ability of management to continue to deliver on the corporate objectives.

The board of directors is presently comprised of three (3) members: Michael Krestell, Alan Friedman, and Michael Gorenstein. All of the directors of the Corporation except Michael Gorenstein are considered to be independent directors of the Corporation. Michael Gorenstein is the President and Chief Executive Officer of the Corporation, therefore, Mr. Gorenstein is not considered to be independent. NI 58-101 suggests that the board of directors of a public company should be constituted with a majority of individuals who qualify as “independent” directors. An “independent” director is a director who has no direct or indirect material relationship with the Corporation. A material relationship is a relationship which could, in the view of the board of directors, reasonably interfere with the exercise of a director’s independent judgment. As disclosed above, the Board is not comprised of a majority of independent directors. The independent judgment of the Board in carrying out its responsibilities is the responsibility of all directors. The Board facilitates independent supervision of management through meetings of the Board and through frequent informal discussions among independent members of the Board and management. In addition, the Board has free access to the Corporation’s external auditors, external legal counsel and to any of the Corporation’s officers.

Directorships

The following directors are also directors of the reporting issuers listed below:

Director	Reporting Issuer	Name of Trading Market
Michael Krestell	RG One Corp. Ontario	Unlisted
Alan Friedman	Adira Energy Ltd. Canada	TSXV
	Eco (Atlantic) Oil & Gas Ltd. Ontario	TSXV

Orientation and Continuing Education

The Corporation is considering creating a Board Policy Manual in order to provide a comprehensive introduction to the Board and its committees. At present, each new director is given an outline of the nature of the Corporation’s business, its strategy and present issues with the Corporation. New directors would also be expected to meet with management of the Corporation to discuss and better understand the Corporation’s business and would be advised by the Corporation’s legal counsel of their legal obligations as directors of the Corporation. The Board Policy Manual, if prepared, would be expected to be reviewed on an annual basis and an updated copy would be given to each member of the Board. The orientation and continuing education process would be reviewed on an annual basis by the Board and would be revised as necessary.

Ethical Business Conduct

The entire Board is responsible for developing the Corporation’s approach to governance issues. The Board has reviewed this Corporate Governance disclosure and concurs that it accurately reflects the Corporation’s activities.

The Board has found that the fiduciary duties placed on individual directors by the Corporation’s governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual director’s participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of the Corporation.

In addition, each nominee for director of the  Corporation  must  disclose  to  the  Corporation  all interests and relationships of which the director is aware of at the time of consideration which will or  may give rise to a conflict of interest. If such an interest or relationship should arise while the individual is a director, the individual shall make immediate disclosure of all relevant facts to the Corporation.

The Board is in the process of developing a written Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers, employees and consultants of the Corporation.

Nomination of Directors

The entire Board is responsible for proposing new nominees to the Board. They select individuals with the desired background and qualifications, taking into account the needs of the Board at the time. A majority of directors must agree to any new nominees to encourage an objective nomination process.

Other Board Committees

The Corporation has no committees other than the Audit Committee and Compensation Committee.

Assessments

The Board does not feel it is necessary to establish a committee to assess the effectiveness of individual Board members. Each Board member has considerable experience in the guidance and management of public companies and this is sufficient to meet the current needs of the Corporation.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

There is not as of the date hereof, and has not been since the beginning of the Corporation’s last completed financial year, any indebtedness owing to the Corporation by the directors and senior officers of the Corporation or any of their associates or affiliates, except as disclosed in this Circular.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Management of the Corporation is not aware of any material interests, direct or indirect, of any informed person of the Corporation, any proposed director of the Corporation, or any associate or affiliate of any informed person or proposed director, in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

OTHER BUSINESS

Management of the Corporation is not aware of any matters to come before the meeting other than those set out in the Notice of Meeting. If other matters come before the Meeting it is the intention of the individuals indicated in the form of proxy to vote the same in accordance with their best judgment in such matters.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Shareholders may request copies of the Corporation’s financial statements as at and for the financial year ended December 31, 2015, and management’s discussion and analysis for such financial results, free of charge by contacting the President of the Corporation c/o 25 Adelaide Street East, Suite 1900, Toronto, Ontario, M5C 3A1. Financial information is provided in the Corporation’s comparative financial statements and management discussion and analysis for its most recently completed financial year ended December 31, 2015.

APPROVAL OF BOARD OF DIRECTORS

The contents of this Circular, and the sending thereof to each director of the Corporation, to the auditor  of the Corporation and to the shareholders of the Corporation has been approved by the Board.

DATED at the City of Toronto, in the Province of Ontario, this 20th day of May, 2016.

“Michael Gorenstein”	“Michael Krestell”

Michael Gorenstein	Michael Krestell
President, Chief Executive Officer and Director	Director

SCHEDULE “A”
PHARMACAN CAPITAL CORP.

STOCK OPTION PLAN

PHARMACAN CAPITAL CORP.  AMENDED AND RESTATED STOCK OPTION PLAN (2015)  1. INTERPRETATION: for the purposes of this Plan, the following terms shall have the following meanings: (a) "affiliated entity" means, for the Company, a person or company that controlled by the Company or that is controlled by the same person or company that controls the Company; (b) "associate" when used to indicate a relationship with a person or company, means an issuer of which the person or company beneficially owns or controls, directly or indirectly, voting securities entitling the person or company to more than 10% the voting rights attached to outstanding voting securities of the issuer, any partner of the person or company any trust or estate in which the person or company has a substantial beneficial interest or in respect of which the person or company serves a trustee or in a similar capacity in the case of a person, a relative of that person, including a spouse of that person, or a relative of that person's spouse if the relative has the same home as that person; (c) "Board" means the board of directors of the Company; (d) "Company" means PharmaCan Capital Corp.; (e) "Consultant" means, for the Company, a person or company, other than an employee, senior officer, or director of the Company that (i) is engaged to provide services to the Company or an affiliated entity of the Company, other than services provided in relation to a distribution, ) provides the services under written contract with the Company or an affiliated entity of the Company, and (iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or an affiliated entity of the Company and includes, for an individual consultant, a company of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner;

`

(f) "Discounted Market Price" means, the Market Price less a discount, which shall not exceed the amount set forth below, subject to a minimum price of $0.05 for share issuances and a minimum exercise price of $0.10 for Warrants and incentive stock options:

Closing Price                                                Discount

Up to $0.50                                                25%

Up to $0.51 to $2.00                                                20%

Above $2.00                                                15%

 (g) "Eligible Person" means, (i)                                                an employee, senior officer, director or Consultant of the Company or of an affiliated entity of the Company; (h) "Exchange" means the TSX Venture Exchange; (i) "Insider" is used in relation to the Company, mean a director or senior officer of the Company every director or seniorofficer of a company that is itself an insider or subsidiary of the Company, any person or company who beneficially owns , directly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10% of the voting rights attaching to all voting securities to the Company for the time being outstanding other than voting securities held by the person or company as an underwriter in the course of a distribution, or the Company itself if it holds any of its own securities; (j) "Investor Relations Activities" means any activities or communications, by or on behalf of the issuer or a security holder of the issuer, that promote or could reasonably be expected to promote the purchase or sale of securities of the issuer, but does not include (i) the dissemination of information or preparation of records in the ordinary course of the business of the issuer: to promote the sale of products or services of the issuer, or to raise public awareness of the issuer that cannot reasonably be considered to promote the purchase or sale of securities of the issuer, or 2

(ii) activities or communications necessary to comply with the requirements of: (i) securities legislation or securities directions of any jurisdiction of Canada or the securities laws of any foreign jurisdiction governing the issuer, and the policies, notices, instruments and blanket orders in force from time to time that are applicable to an issuer. i) any exchange or market on which the issuer's securities trade, the by-laws, rules or other regulatory instruments of any other self regulatory body or exchange having jurisdiction over the issuer; or (iii) communications by a publisher of, or writer for, a newspaper, a magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchase of it, if: the communication is only through the newspaper, magazine, or publication, and the publisher or writer receives no commission or other consideration other that for acting in the capacity of publisher or writer, or; (iv) activities or communications that may be otherwise specified by the Exchange. (k) "Market Price" shall have the meaning ascribed to such term in Section 7(a); (1) "Option" means an option to purchase Shares granted to an Eligible Person pursuant to the terms of the Plan; (m) "Participant" means Eligible Persons to whom Options have been granted; (n) "Plan" means this Stock Option Plan of the Company; (o) "Related Person" for the Company, means: a director or seniorofficer of the Company or of an affiliated entity of the Company, an associate of a director or senior officer of the Company or of an affiliated entity of the Company, a permitted assign of a director or senior officer of the Company or of an affiliated entity of the Company; (p) "Resulting Issuer" means the Company as it may exist upon completion of its Qualifying Transaction and issuance of the Final Exchange Bulletin;

3 (q) "Securities Laws" means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that are applicable to the Company; (r) "Senior officer" means, a chair or vice-chair of the board of directors, the president, a vice president, the secretary, the treasurer or the general manager of a company or any other individual who performs functions for the Company similar to those normally performed by an individual occupying any such office, and each of the five highest paid employees of the Company, including any individual referred to in clause (i); (s) "Share Compensation Arrangement" means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise; (t) "Shares" means the common shares of the Company; (u) "Subsidiary" a company is a subsidiary of another company if, (i) it is controlled by, that other, or that other and one or more companies each of which is controlled by that other, or i)                                                two or more companies each of which is controlled by that other, or (ii) it is subsidiary of a company that is that other's subsidiary; Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine. This Plan and all matter which reference is made herein shall be governed by and int,                                                p eted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. 2.                                                PURPOSE: The purpose of this Plan is to encourage ownership of the Shares by employees, directors, senior officers and Consultants of the Company and its Subsidiaries, who are primarily responsible for the management and profitable growth of its business and to advance the interests of the Company by providing additional incentive for superior performance by such persons and to enable the Company and its Subsidiaries to attract and retain valued employees, directors, senior officers, and Consultants. 4

3.                                                ADMINISTRATION: The Plan shall be administered by the Board. Subject to the limitations of the Plan, the Board shall have the authority: to grant options to purchase Shares to Eligible Persons; to determine the terms, limitations, restrictions and conditions respecting such grants; to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable, and to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable. The Board's guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Company and all other persons. 4.                 SHARES SUBJECT TO THE PLAN: The maximum number of Shares which may be reserved and set aside for issue under this Plan shall not exceed ten percent (10%) of the number of issued and outstanding shares, from time to time, provided that the Board shall have the right, from time to time, to increase such maximum number subject to the approval of the shareholders of the Company. Any Shares subject to an Option which for any reason is cancelled or terminated without having been exercised shall again be available for grants under the Plan. No fractional Shares shall be issued, and the Board may determine the manner in which fractional share value shall be treated. 5.                                             PARTICIPATION: Options shall be granted under the Plan only to Eligible Persons designated from time to time by the Board and shall be subject to the approval of such regulatory authorities as may have jurisdiction. 6.                             LIMITS WITH RESPECT TO RELATED PERSONS AND OTHERS: The maximum number of Shares which may be reserved for issuance to Related Persons under the Plan shall not exceed 10% of the Shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Shares reserved for issuance to Related Persons under any other Share Compensation Arrangement, unless the Company obtained the requisite disinterested shareholder approval and Exchange approval. The maximum number of Shares which may be issued to Related Persons under the Plan within a twelve month period shall not exceed 10% of the Shares outstanding at the time of the issuance (on a non-diluted basis), unless the Company obtained the requisite disinterested shareholder approval. The maximum number of Shares which may be reserved for issuance to any one Related Person under the Plan shall not exceed 5% of the Shares outstanding at the time of the grant 5

(on a non-diluted basis) less the aggregate number of Shares reserved for issuance to the Related Person under any other Share Compensation Arrangement, unless the Company obtained the requisite disinterested shareholder approval. The maximum number of Shares which may be issued to any one Individual under the Plan within a twelve month period shall not exceed 5% of the Shares outstanding at the time of the issuance (on a non-diluted basis), unless the Company obtained the requisite disinterested shareholder approval. The maximum number of Shares which may be issued to any one Consultant under the Plan within a twelve month period shall not exceed 2% of the Shares outstanding at the time of issuance (on a non-diluted basis). The aggregate maximum number of Shares which may be issued to all employees and consultants conducting Investors Relations Activities under the Plan within a twelve month period shall not exceed in the aggregate 2% of the Shares outstanding at the time of the issuance (on a non-diluted basis). 7.                                                TERMS AND CONDITIONS OF OPTIONS: The terms and conditions of each option granted under the Plan (an "Option") shall include the following, as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Board including those contained in any stock option agreement entered into between the Company and a Participant: Option Price: The option price of any Shares in respect of which an Option may be granted shall be fixed by the Board but shall be not less than the Discounted Market Price of the Shares at the time the Option is granted. For the purpose of this subparagraph 7(a), "Market Price" shall be deemed to be the closing price as reported by the TSX Venture Exchange upon which the Shares are listed or other published market upon which the Shares are quoted or traded, on the day immediately preceding the day upon which the Option is granted, or if not so traded, the average between the closing bid and asked prices thereof as reported for the day immediately preceding the day upon which the Option is granted. In the resolution allocating any Option, the Board may determine that the date or dates of the vesting of the Option shall be a future date or dates determined in the manner specified in such resolution. The Board may also determine that the option price per share may escalate at a specified rate dependent upon the date on which any Option may be exercised by the Participant. Payment: The full purchase price of Shares purchased under an Option shall be paid in cash or certified funds upon the exercise thereof, and upon receipt of payment in full, but subject to the terms of the Plan, the number of Shares in respect of which the Option is exercised shall be duly issued as fully paid and non-assessable. A holder of an Option shall have none of the rights of a shareholder until the Shares are issued to him. Term of Option: Options may be granted under this Plan exercisable over a period not exceeding five (5) years. Each Option shall be subject to earlier termination as provided in subparagraph 7(e). 6

Exercise of Option: Subject to the provisions contained in subparagraph 7(e), no Option may be exercised unless the Participant is then an Eligible Person. This Plan shall not confer upon the Participant any right with respect to continuation of employment by the Company. Absence on leave approved by an officer of the Company or of any Subsidiary authorized to give such approval shall not be considered an interruption of employment for any purpose of the Plan. Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the transfer agent of the Company at Toronto of written notice of exercise specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price of the Shares then being purchased. Termination of Options: Any Option granted pursuant hereto, to the extent not validly exercised, will terminate on the earlier of the following dates: the date of expiration specified in the Option agreement or in the resolution of the Board granting such Option, as the case may be, being not more than five (5) years after the date upon which the Option was granted; ninety (90) days after the Participant ceases to be an Eligible Person, other than by reason of retirement, permanent disability or death. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant; (ii)                                                one hundred and eighty (180) days after the date of the death of the Participant during which period the Option may be exercised by the Participant's legal representative or the person or persons to whom the deceased Participant's rights under the Option shall pass by will or the applicable laws of descent and distribution, and only to the extent the Participant would have been entitled to exercise the Option on the date of death; thirty (30) days after the Participant who is involved in Investor Relations Activities ceases to be employed to provide Investor Relations Activities, other than by reason of retirement, permanent disability or death. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant; ninety (90) days after termination of the Participant's employment by reason of permanent disability or retirement under any retirement plan of the Company or any Subsidiary, during which ninety (90) day period the Participant may exercise the 7

Option to the extent he was entitled to exercise it at the time of such termination, provided that if the Participant shall die within such ninety (90) day period, then such right shall be extended to ninety (90) days following the date of death of the Participant and shall be exercisable only by the persons described in clause 7(e)(iii) hereof and only to the extent therein set forth; and (v)                                                notwithstanding clauses 7(e)(0), (iii), (iv), and (v), in respect of a Participant who is an Eligible Person immediately prior to completion by the Company of its Qualifying Transaction, the later of (1) 12 months after the completion of the Qualifying Transaction; and (ii) the earlier of, the applicable date set out in clauses 7(e)(i),                                                (iii), (iv) and (v), as the case may be. Nontransferability of Stock Option: No Option shall be transferable and assignable by the Participant other than by will or the laws of descent and distribution and such Option shall be exercisable during his lifetime only by the Participant. Bona Fide Grant: The Company shall make all necessary representations to the applicable regulatory authority and to any stock exchanges on which the Shares are listed that, any Options granted under this Plan shall be to a bona fide Eligible Person. Applicable Laws or Regulations: The Plan, the grant and exercise of Options hereunder and the Company's obligation to sell and deliver Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any stock exchange on which the Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Company, be required. The Company shall not be obligated by any provision of the Plan or the granting of any Option hereunder to issue or sell Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or the Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Shares hereunder in violation of this provision shall be void. In addition, the Company shall have no obligation to issue any Shares pursuant to the Plan unless such Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Shares are listed for trading. Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

8.                                                ADJUSTMENTS IN SHARES SUBJECT TO THE PLAN: Subdivisions and Redivis ions: In the event of any subdivision or redivision or subdivisions or redivisions of the Shares at any time while any Option is outstanding into a greater number of Shares, the Company shall thereafter deliver at the time of exercise of any Option, in lieu of the number of Shares in respect of which such Option is then being exercised, such greater number of Shares as would result from said subdivision or redivision or subdivisions or redivisions had such Option been exercised before such subdivision or redivision or subdivisions or redivisions without the Participant making any additional payment or giving any other consideration therefor. Consolidations: In the event of any consolidation or consolidations of the Shares at any time while any Option is outstanding into a lesser number of Shares, the Company shall thereafter deliver, and the Participant shall accept, at the time of exercise of any Option, in lieu of the number of Shares in respect of which such Option is then being exercised, such lesser number of Shares as would result from such consolidation or consolidations had such Option been exercised before such consolidation or consolidations. Reclassifications/Changes: In the event of any reclassification or change or reclassifications or changes of the Shares at any time while any Option is outstanding, the Company shall thereafter deliver at the time of exercise of any Option hereunder the number of securities of the Company of the appropriate class or classes resulting from said reclassification or change or reclassifications or changes as the Participant would have been entitled to receive in respect of the number of Shares in respect of which such Option is then being exercised had such Option been exercised before such reclassification or change or reclassifications or changes. Other Capital Reorganizations: In the event of any capital reorganization of the Company at any time while any Option is outstanding, not otherwise covered in this section 8 or a consolidation, amalgamation or merger with or into any other entity or the sale of the properties and assets as or substantially as an entirety to any other entity, the Participant if he has not exercised his Option prior to the effective date of such reorganization, consolidation, amalgamation, merger or sale, upon the exercise of such Option thereafter, shall be entitled to receive and shall accept in lieu of the number of Shares then subscribed for by him but for the same aggregate consideration payable therefor, the number of other securities or property or of the entity resulting from such merger, amalgamation or consolidation or to which such sale may be made, as the case may be, that the Participant would have been entitled to receive on such capital reorganization, consolidation, amalgamation, merger or sale if, on the record date or the effective date thereof, he had been the registered holder of the number of Shares so subscribed for. Stock Dividends: If the Company at any time while any Option is outstanding shall pay any stock dividend or stock dividends upon the Shares, the Company will thereafter deliver at the time of exercise of any Option in addition to the number of Shares in respect of which such Option is then being exercised, such additional number of securities of the appropriate 9 class as would have been payable on the Shares so purchased if such Shares had been outstanding on the record date for the payment of such stock dividend or dividends. No Fractional Shares: The Company shall not be obligated to issue fractional Shares in satisfaction of its obligations under the Plan or any Option and the Participant will not be entitled to receive any form of compensation in lieu thereof. Rights Offerings: If at any time the Company grants to its shareholders the right to subscribe for and purchase pro rata additional securities or of any other corporation or entity, there shall be no adjustments made to the number of Shares or other securities subject to the Options in consequence thereof and the Options shall remain unaffected. Adjustments Cumulative: The adjustment in the number of Shares issuable pursuant to Options provided for in this section 8 shall be cumulative. Plan Deemed Amended: On the happening of each and every of the foregoing events, the applicable provisions of the Plan and each of them shall, ipso facto, be deemed to be amended accordingly and the Board shall take all necessary action so as to make all necessary adjustments in the number and kind of securities subject to any outstanding Options (and the Plan) and the exercise price thereof (a) No Option granted may be exercised before Completion of the Qualifying Transaction unless the Participant agrees in writing to deposit the Shares acquired into escrow until the issuance of the Final Exchange Bulletin. 9. AMENDMENT AND TERMINATION OF PLAN AND OPTIONS: Subject in all cases to the approval of all stock exchanges and regulatory authorities having jurisdiction over the affairs of the Company, the Board may from time to time amend or revise the terms of the Plan (or any Option granted thereunder) or may terminate the Plan (or any Option granted thereunder) at any time provided however that no such action shall, without the consent of the Participant, in any manner adversely affect a Participant's rights under any Option theretofore granted under the Plan. In the event the Shares are listed on the TSX Venture Exchange, the approval of the disinterested shareholders of the Company must be obtained for any reduction in the exercise price of Options granted under the Plan, if the Participant is an Insider of the Company at the time of the proposed amendment. EFFECTIVE DATE AND DURATION OF PLAN: The Plan becomes effective on the date of its adoption by the Board and Options may be granted immediately thereafter. The Plan shall remain in full force and effect until such time as the Board shall terminate the Plan, and for so long thereafter as Options remain outstanding in favour of any Participant. DATES: (a) Date of adoption by the Board: May 26, 2015.

SCHEDULE “B”
PHARMACAN CAPITAL CORP.
AUDIT COMMITTEE CHARTER

PIIARMACAN CAPITAL CORP. AUDIT COMMITTEE CHARTER I PURPOSE The Audit Committee (the "Committee') is appointed by the Board of Directors (the "Board') of PharmaCan Capital Corp. (the "Company") to assist the Board in fulfilling its oversight responsibilities relating to financial accounting and reporting process and internal controls for the Company. The Committee's primary duties and responsibilities are to: conduct such reviews and discussions with management and the external auditors relating to the audit and financial reporting as are deemed appropriate by the Committee; assess the integrity of internal controls and financial reporting procedures of the Company and ensure implementation of such controls and procedures; ensure that there is an appropriate standard of corporate conduct including, if necessary, adopting a corporate code of ethics for senior financial personnel; review the quarterly and annual fmancial statements and management's discussion and analysis of the Company's financial position and operating results and report thereon to the Board for approval of same; select and monitor the independence and performance of the Company's external auditors, including attending at private meetings with the external auditors and reviewing and approving all renewals or dismissals of the external auditors and their remuneration; and provide oversight to related party transactions entered into by the Company. The Committee has the authority to conduct any investigation appropriate to its responsibilities, and it may request the external auditors as well as any officer of the Company, or outside counsel for the Company, to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee. The Committee shall have unrestricted access to the books and records of the Company and has the authority to retain, at the expense of the Company, special legal, accounting, or other consultants or experts to assist in the performance of the Committee's duties. The Committee shall review and assess the adequacy of this Charter annually and submit any proposed revisions to the Board for approval. In fulfilling its responsibilities, the Committee will carry out the specific duties set out in Part IV of this Charter.

II AUTHORITY OF THE AUDIT COMMITTEE  The Committee shall have the authority to: engage independent counsel and other advisors as it determines necessary to carry out its duties; set and pay the compensation for advisors employed by the Committee; and communicate directly with the internal and external auditors. III COMPOSITION AND MEETINGS The Committee and its membership shall meet all applicable legal, regulatory and listing requirements, including, without limitation, those of the Ontario Securities Commission ("OSC"), the TSX Venture Exchange, the Business Corporations Act (Ontario) (the "Act") and all applicable securities regulatory authorities. The Committee shall be composed of three or more directors as shall be designated by the Board from time to time. The members of the Committee shall appoint from among themselves a member who shall serve as Chair. A majority of the members of the Committee shall not be officers or employees of the Company or any of its affiliates. The Committee shall meet at least quarterly, at the discretion of the Chair or a majority of its members, as circumstances dictate or as may be required by applicable legal or listing requirements. A minimum of two and at least 50% of the members of the Committee present either in person or by telephone shall constitute a quorum. If within one hour of the time appointed for a meeting of the Committee, a quorum is not present, the meeting shall stand adjourned to the same hour on the next business day following the date of such meeting at the same place. If at the adjourned meeting a quorum as hereinbefore specified is not present within one hour of the time appointed for such adjourned meeting, such meeting shall stand adjourned to the same hour on the second business day following the date of such meeting at the same place. If at the second adjourned meeting a quorum as hereinbefore specified is not present, the quorum for the adjourned meeting shall consist of the members then present. If and whenever a vacancy shall exist, the remaining members of the Committee may exercise all of its powers and responsibilities so long as a quorum remains in office. The time and place at which meetings of the Committee shall be held, and procedures at such meetings, shall be determined from time to time by the Committee. A meeting of the Committee may be called by letter, telephone, facsimile, email or other communication equipment, by giving at least 48 hours notice, provided that no notice of a meeting shall be necessary if all of the members are present either in person or by means of conference telephone or if those absent have waived notice or otherwise signified their consent to the holding of such meeting.

Any member of the Committee may participate in the meeting of the Committee by means of conference telephone or other communication equipment, and the member participating in a meeting pursuant to this paragraph shall be deemed, for purposes hereof, to be present in person at the meeting. The Committee shall keep minutes of its meetings which shall be submitted to the Board. The Committee may, from time to time, appoint any person who need not be a member, to act as a secretary at any meeting. The Committee may invite such officers, directors and employees of the Company and its subsidiaries as the Committee may see fit, from time to time, to attend at meetings of the Committee. Any matters to be determined by the Committee shall be decided by a majority of votes cast at a meeting of the Committee called for such purpose. Actions of the Committee may be taken by an instrument or instruments in writing signed by all of the members of the Committee, and such actions shall be effective as though they had been decided by a majority of votes cast at a meeting of the Committee called for such purpose. All decisions or recommendations of the Committee shall require the approval of the Board prior to implementation. The Committee members will be appointed annually at the first meeting of the Board following the annual general meeting of shareholders. IV RESPONSIBILITIES A Financial Accounting and Reporting Process and Internal Controls The Committee shall review the annual audited financial statements to satisfy itself that they are presented in accordance with applicable generally accepted accounting principles ("GAAP") and report thereon to the Board and recommend to the Board whether or not same should be approved prior to their being filed with the appropriate regulatory authorities. The Committee shall also review the interim financial statements. With respect to the annual audited financial statements, the Committee shall discuss significant issues regarding accounting principles, practices, and judgments of management with management and the external auditors as and when the Committee deems it appropriate to do so. The Committee shall satisfy itself that the information contained in the annual audited financial statements is not significantly erroneous, misleading or incomplete and that the audit function has been effectively carried out. The Committee shall review any internal control reports prepared by management and the evaluation of such report by the external auditors, together with management's response. The Committee shall be satisfied that adequate procedures are in place for the review of the Company's public disclosure of financial information extracted or derived from the Company's financial statements, management's discussion and analysis and interim earnings press releases, and periodically assess the adequacy of these procedures. The Committee shall review management's discussion and analysis relating to annual and interim financial statements and any other public disclosure documents, including interim earnings press releases, that are required to be reviewed by the Committee under any applicable laws before the Company publicly discloses this information.

5. The Committee shall meet no less frequently than annually with the external auditors and the Chief Financial Officer or, in the absence of a Chief Financial Officer, with the officer of the Company in charge of fmancial matters, to review accounting practices, internal controls and such other matters as the Committee, Chief Financial Officer or, in the absence of a Chief Financial Officer, the officer of the Company in charge of fmancial matters, deem appropriate. 6. The Committee shall inquire of management and the external auditors about significant risks or exposures, both internal and external, to which the Company may be subject, and assess the steps management has taken to minimize such risks. 7. The Committee shall review the post-audit or management letter containing the recommendations of the external auditors and management's response and subsequent follow-up to any identified weaknesses. 8. The Committee shall ensure that there is an appropriate standard of corporate conduct including, if necessary, adopting a corporate code of ethics for senior financial personnel. 9. The Committee shall establish procedures for: the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. 10. The Committee shall provide oversight to related party transactions entered into by the Company. B Independent Auditors The Committee shall recommend to the Board the external auditors to be nominated, shall set the compensation for the external auditors, provide oversight of the external auditors and shall ensure that the external auditors report directly to the Committee. The Committee shall be directly responsible for overseeing the work of the external auditors, including the resolution of disagreements between management and the external auditors regarding financial reporting. The Committee shall pre-approve all audit and non-audit services not prohibited by law to be provided by the external auditors in accordance with the terms of this charter. The Committee shall monitor and assess the relationship between management and the external auditors and monitor, support and assure the independence and objectivity of the external auditors. The Committee shall review the external auditors' audit plan, including the scope, procedures and timing of the audit. The Committee shall review the results of the annual audit with the external auditors, including matters related to the conduct of the audit.

The Committee shall obtain timely reports from the external auditors describing critical accounting policies and practices, alternative treatments of information within GAAP that were discussed with management, their ramifications, and the external auditors' preferred treatment and material written communications between the Company and the external auditors. The Committee shall review fees paid by the Company to the external auditors and other professionals in respect of audit and non-audit services on an annual basis. The Committee shall review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the present and former auditors of the Company. The Committer; shall monitor and assess the relationship between management and the external auditors and monitor and support the independence and objectivity of the external auditors. C Other Responsibilities The Committee shall perform any other activities consistent with this Charter and governing law, as the Committee or the Board deems necessary or appropriate.